SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

February 10, 2004

PATINA OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14344	75-2629477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1625 Broadway Denver, Colorado	80202
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code (303) 389-3600

ITEM 5. OTHER ITEMS.

The following press release was issued pursuant to direction from the Patina Oil & Gas Corporation Board of Directors on February 10, 2004:

NEWS RELEASE

PATINA DECLARES STOCK SPLIT

DENVER, COLORADO — FEBRUARY 10, 2004 — PATINA OIL & GAS CORPORATION (NYSE:POG) today announced that its Board had declared a 2 for 1 stock split. The stock split will be paid on March 3, 2004 to stockholders of record at the close of business on February 23, 2004. Stockholders will receive an additional share of common stock for every share held on that date. After the split, the Company will have roughly 70.9 million (74.9 million fully diluted) shares outstanding, including 2.5 million shares held in the deferred compensation plan.

Subsequent to the split, the Company intends to pay a $0.05 per share quarterly cash dividend, representing a 25% increase over the pre-split rate. The first dividend to be paid at the new rate is expected to be declared in March. Including the prospective increase and the increases announced in June and December of 2003, dividends will have more than doubled in the past twelve months.

Commenting, Thomas J. Edelman, the Company’s Chairman said, “We elected to split our stock and increase our dividend payout in recognition of the Company’s exceptional performance in 2003 and the prospects for further progress in the year ahead. The larger number of outstanding shares should enhance our stock’s liquidity and the reduction in the per share price should help attract additional individual investors. The Company’s production, profits and cash flow are all growing rapidly. Perhaps most importantly, we continue to achieve exceptional rates of return on our development projects and are generating substantial free cash flow despite steadily increasing capital expenditures. Based on current production levels and commodity prices, we expect to report record results throughout 2004. We plan to release the Company’s 2003 financial results after the market closes on February 24th.”

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

Patina is an independent oil company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid Continent region of southern Oklahoma and the Texas Panhandle, and the San Juan Basin.

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Contact:	David J. Kornder
Executive Vice President and
Chief Financial Officer
(303) 389-3600
dkornder@patinaoil.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATINA OIL & GAS CORPORATION

By:	/s/ DAVID J. KORNDER
David J. Kornder
Executive Vice President and
Chief Financial Officer

Date:	February 11, 2004